EXHIBIT 99.1

News Release

April 28, 2004 Contact:	Craig Clark, DDM Marketing & Communications (616) 632-1301 CCLARK@DDMNET.COM

ChoiceOne Financial Announces First Quarter Earnings For 2004

Sparta, Michigan - ChoiceOne Financial Services, Inc. reported first quarter net income of $512,000, an increase of $6,000 or 1% over the first quarter of 2003. Earnings per share for the first quarter of 2004 were $.33, which was equal to the per share earnings in the prior year. Total assets as of March 31, 2004 were $217,053,000, which represented an increase of $10,882,000 from a year earlier.

The increase in net income in the first quarter of 2004 was caused by a lower provision for loan losses and reduced noninterest expense compared to the same period in 2003. The decrease in the provision for loan losses resulted from a lower level of past due and nonperforming loans at March 31, 2004 than at March 31, 2003. The decline in noninterest expense was due to lower occupancy expenses and general decreases in other expense areas.

Net interest income declined 4% in the first quarter of 2004. Although earning assets were higher in 2004 than in 2003, historically low interest rates caused a reduction in ChoiceOne's interest rate spread. Noninterest income fell 16% in the first quarter of 2004 with the primary cause being a lower level of gains on sales of mortgage loans.

ChoiceOne Financial Services, Inc. is a bank holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. ChoiceOne Bank operates four full service offices in Northwest Kent County. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. and mortgage products through its subsidiary, ChoiceOne Mortgage Company of Michigan. For more information, please visit ChoiceOne's web site at www.choiceone.com.

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EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Craig Clark at (616) 632-1301 or cclark@ddmnet.com. Electronic versions of headshots are also available.